December 19, 2005

Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	Definitive Information Statement for Calvert World Values Fund, Inc. Capital Accumulation Fund SEC File Nos. 33-45829 and 811-06563

Ladies and Gentlemen:

The above Registrant filed today electronically on EDGAR the Definitive Information Statement on Schedule 14C for Calvert World Values Fund, Inc. Capital Accumulation Fund (the "Fund") pursuant to Rule 14(c) under the Securities Exchange Act of 1934.

As always, please feel free to contact me at (301) 951-4858.

Truly Yours,

Ivy Wafford Duke
Associate General Counsel

cc: Kimberly Browning